EXHIBIT 99.1

Q1 2005 AXEDA SYSTEMS EARNINGS CONFERENCE CALL

MAY 2, 2005

CALL PARTICIPANTS

• Robert M. Russell, Jr.	Axeda Systems Inc., Chairman and CEO

• Karen Kupferberg	Axeda Systems Inc., CFO

• Dale Calder	Axeda Systems Inc., President

PRESENTATION

Operator:	Good evening, ladies and gentlemen. Welcome to the Axeda Systems conference call. My name is Natasha and I’ll be your conference facilitator today. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question, please email it to IR@axeda.com and we will do our best to answer it at the conclusion of our prepared remarks. Thank you. Before we move on to the call I will read the company’s Safe Harbor Statement: This conference call may contain certain forward-looking statements that are intended to be covered by the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations of future events that involve a number of risks and uncertainties that may cause the actual events or future results to differ from those discussed herein. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by use of the future tense or comparable terminology, or by discussions of strategy or intentions. Listeners are advised to read Axeda’s Annual Report on Form 10-K and quarterly reports on Form 10-Q and Forms 8-K, filed with the Securities and Exchange Commission, particularly those sections entitled, ‘Risk Factors’ and ‘Managements Discussion and Analysis of Financial Conditions and Results of Operations’ for discussions of risk and uncertainties. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this conference call. The company undertakes no obligation to update or otherwise release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. I will now turn the call over to Bob Russell, chairman and CEO of Axeda.

Bob Russell:	Natasha, thank you. Good evening, everyone, and welcome to our Q1 2005 conference call. Thanks for taking time out of your busy schedule to be with us today. With me on the call this evening are Karen Kupferberg, our chief financial officer, and Dale Calder, our president. For the call tonight I’ll begin with a brief overview of the quarter. Karen will then follow with a review of the financial results. And I will return with a summary of the progress of the business with a lot of detail for you. And then after the conclusion of my remarks we’ll be taking your questions. Uh, first of all, I’m very excited to report that we’ve, again, posted record DRM revenues for the first quarter of $3.9 million US, which is at the high end of our guidance given on our last call. This result represents growth of nine percent versus the same period a year ago. This was our second quarter of sequential DRM growth. And I think, just as importantly, our net loss of $200,000 US was an improvement of $2.4 million from Q1 of 2004. I’m also pleased to announce that since our last call we’ve made very significant progress in our business, with seven new major OEM customers signed in the first quarter which is a new record for us. In addition to several previously announced customers, I’m also pleased to welcome to our family of customers Viasys Health Systems, IER, and A&T. And new customers are always a delight and we’re delighted that they’ve selected us for our patented flagship Axeda DRM solution. I’ll go into a lot further detail about our new customers and a number of other significant new accomplishments since our last call after Karen first reviews the company’s financial results. Thanks, Karen.

Karen Kupferberg:	Thanks Bob, and good evening, everyone. I will cover the earnings reports for the quarter, which ended March 31, 2005, and review the balance sheet. In addition, I will comment on our going concern qualification and NASDAQ activities. Prior to addressing the quarterly comparison, I would like to highlight the major financial milestones achieved in posting these results. Q1 DRM revenue, as Bob mentioned, of $3.9 million was the highest ever and represents the second quarter of growth. Operating expenses continue to decline. Our Q1 2005 operating expenses of $3.9 million were one and a half million less and 28 percent lower than Q1 2004—reflecting our continuing focus on reducing costs. Our first quarter revenue of $3.9 million was up 9 percent from Q1 2004. Services and maintenance revenue increased 34 percent and was the key driver to overall revenue growth. Gross margins in Q1 2005 at 74 percent, was 14 percentage points higher than Q1 2004—which had a 60 percent gross margin. Again, service and maintenance margin in both dollars and percent is the major contributor to the overall gross margin improvement. Operating expenses, including non-cash costs, as mentioned, were $3.9 million in Q1 2005. Operating expenses were lower in all categories versus Q1 2004. Q1 2005 operating expenses included $200K for depreciation and $3.7 million in cash expenses. The Q1 2005 operating loss was $1.1 million, the lowest since the acquisition of the DRM business in December 2001. And we reduced our operating loss by $2.4 million, or 68 percent, from Q1 2004 of $2.3 million. The Q1 2005 net loss of $200K was an improvement of $2.4 million from the same quarter last year. Now on to the balance sheet. Starting with the cash position: we ended Q1 2005 with $1.9 million in cash—a decrease of $500K from Q4 2004. The biggest change in the balance sheet in Q1 2005 was the elimination of financing-related liabilities of $3.2 million and a corresponding increase in stockholders’ equity, $2.55 million versus $700K in Q4 2004. Now on to NASDAQ. As we previously announced on March 25, 2005, we received an exception from NASDAQ to cure our dollar-bid price deficiency and evidence compliance with NASDAQ shareholders’ equity requirement of $2.5 million. Our Q1 2005 equity balance, as mentioned above, is $2.55 million. So we believe that we have met this portion of the exception. Given that, our exception will now continue until June 30, 2005 by which time we must achieve a bid price of at least a dollar and thereafter maintain a dollar bid price for a minimum of ten consecutive business days. Finally, the going concern qualifications. In our 2004 10-K, KPMG gave Axeda a going concern qualification. They were concerned that the company may not have adequate cash resources to continue operations until Q1 2006. Axeda has a plan to raise funds from current and new investors, reduce costs, and increase our revenue stream. This plan is underway. We have a number of financing alternatives that we are currently pursuing. The Q1 costs have been decreased and the revenues have grown. With a market momentum shown for the last three quarters, we believe that we have positioned the business for continuous growth in DRM. The combination of revenue growth with continued cost management supports our progress toward our goal of profitability this year. At this point I will now turn the call back to Bob for an update on our business progress for the quarter.

Bob Russell:	Thank you, Karen. As I’ve said previously, we’re very pleased to welcome a record number of new customers to our growing family of over forty-five major OEMs that have licensed the patented Axeda DRM solution. I’d like to thank our sales team, under the superb leadership of Dave Bennett, for bringing in a list of our top tier companies, that include Viasys Health Care they trade on the New York Exchange as VAS. I think most of you know that Viasys is a $400 million global market leader in the health care technology. Viasys will enable their Viking Select and Nicolette-1 neuro-physiological testing instruments, with Axeda’s technology, to enable remote desktop sharing and critical software management. They also plan to roll out Axeda DRM on their sleep and respiratory therapy product line. Viasys customers include many hospitals, clinical labs, and private physicians in over a hundred countries worldwide. IER, which is a subsidiary of Bollore Group in France is a leading designer and manufacturer of ticketing self-service kiosks and boarding control equipment for large transportation networks and government agencies. IER will use the Axeda DRM technologies for remote monitoring and service of their CNAM kiosks. These kiosks were developed for the French Social Health and Security Office to dispense questionnaires and forms, reducing waiting time at local offices. They will start with an initial rollout of five hundred units in 2005, with the potential for additional units across multiple sectors in the future. A&T, which I think all of you know, are based in Japan. A&T is a provider of laboratory clinical chemistry devices. A&T has licensed Axeda DRM for their CliniLog clinical laboratory testing systems. They will also utilize Axeda’s Access application to enable remote desktop sharing capabilities. Uh, just to recap some of the other Q1 customers that I’ve announced in our last earnings call and since the call is Quantum, which is the world’s largest volume supplier of both tape drives and tape automation and a pioneer in the development of disk space systems optimized for backup and recovery, with revenues of over $800 million US. We utilized Axeda’s DRM for proactive monitoring and remote management of their tape libraries and disk-based backups. Kurita Water Industries, a leading provider of advanced water and environmental management solutions, with annual revenues of $1.4 billion, we utilized Axeda DRM for remote service and operations in their Ultra Pure water device, which is used in the manufacturing of plasma and LCD display screens and systems. We’re very excited about Cardinal Health; they trade on the New York Exchange as CAH. They’re number 17 on the Fortune 500 list and the leading provider of products and services supporting the health care industry, with over $65 billion in sales—has licensed Axeda’s DRM system for remote monitoring and proactive support of its patient point of care products. Cardinal plans to rapidly deploy Axeda’s DRM technology into their installed base, which currently includes over a hundred thousand automated medicine dispensing systems. Cardinal issued a press release today, which I hope most of you have seen, announcing their selection of Axeda DRM and detailing how they plan to use Axeda DRM for remote monitoring and proactive support of the Pyxis products deployed at customer locations worldwide. In addition, Cardinal Health, will use Axeda DRM systems to deliver remote software upgrades and critical software packages to their Pyxis products, as well as to run remote desk-sharing sessions and diagnostic programs for its customers. Lauren Abrams, senior vice president of Customer Support Operations for the clinical technologies and services segment of

Cardinal Health, said that by...quote, ‘Allowing us to remotely monitor, manage, and service our products in a secure environment, the Axeda DRM system will improve system up time and enhance customer satisfaction.’ End of quote. That’s a terrific testimonial. As evidence by the diverse list of customers, we are now seeing market traction across a wide range of verticals. Industry leaders recognize the value of our patented Axeda DRM systems to their business. We are extremely pleased to welcome these leading companies as new customers and look forward to working with them on their successful deployments worldwide. In terms of some more existing customers, we’re pleased to welcome Egenera, the leading manufacturer of blade servers for utility computing, to the growing list of companies that have officially launched branded DRM solutions. Their DRM-enabled service solution, branded CIO, was recently discussed by Al Lanzetta, their VP of Worldwide Enterprise Service at the SCORE conference on customer loyalty back in April. Egenera joins many Axeda customers, such as Applied Biosystems, Fuji Photofilm, Varian Medical Systems, and Olympus, who are successfully rolling out branded solutions powered by Axeda DRM. Let me just talk a little bit about the market for a moment. The team at Axeda continues to be very active in speaking at industry events. Along with the first annual remote device monitoring and management conference that we covered on the last call, we’ve presented at the M2M Conference and Expo, where we spoke to an audience of M2M solutions evaluators about the software solutions requirements for M2M...and, as previously mentioned, at the SCORE conference, where our President and Founder Dale Calder spoke on an executive panel about leveraging DRM to drive customer loyalty along with Brian Anderson, our VP of Marketing, who ran a whole session on business value of DRM. Also, as was announced in the recent news advisory, Dale will speak at the upcoming field service conference where he will join executives from Nortel, Rockwell Automation, and the Toro Company to discuss how to leverage DRM to optimize productivity. Just a little bit on the product and technology front, on April 18 it was announced that Axeda was named the recipient of the prestigious Frost & Sullivan 2005 Excellence in Technology Award for the industrial automation software market. The award is for Axeda’s technology that enables secure Internet-based supervisory and control data acquisition—more commonly known as SCADA systems. Our patented Axeda DRM technology is used by an Axeda supervisor to allow users access to plant data on a real-time basis in an easy, inexpensive, and secure way. As was stated by Frost & Sullivan, quote, ‘The inadequacies of current remote access technologies mean that critical data could be interrupted and modified or, worse, lost in transit. Axeda’s DRM system, however, ensures end-to-end security.’ End of quote. And I think just to wrap up my comments, we are all very excited with the record-setting results of our first quarter and pleased to welcome several new customers...again, Viasys, IER, and A&T. We continue to grow the company by increasing our customer base, expanding into new vertical markets, while extending relationships with our existing customers and growing our service revenue while aggressively managing our costs, which Karen had talked about. We appreciate your support in helping us to capture a significant share of this opportunity. And, with that, I’ll wrap up and, as always, the welcome light is always on here in Mansfield. We love hosting the investment community. And we really thank you for taking time out of your day to be with us. We’re looking forward to taking your questions today, which you can send to IR@axeda.com. So, with that, we have a number of questions that have come in. I’ll have Erin read the first one and then let me get a look at it and...we’ll see who the right person to answer it is.

Erin:	Thank you. Our first question, what markets are you seeing traction in now?

Bob Russell:	Uh, let me ask Dale to...let me ask Dale to take that. We’ve got a number of great markets. I think Dale can give you some specifics here.

Dale Calder:	Sure, Bob. I mean, currently we’re seeing traction really across the board in all the markets that we service. And, in fact, I think Q1 is probably a pretty representative quarter, that highlights the diversity of the markets that we’re servicing. If you look at the Q1 result, we were able to close transactions in markets as diverse as health care, building automation, kiosks, ASTM machines, enterprise technology, industrial automation, and the software sector. So, I think in general we’re very satisfied with the traction we see and, you know, a very broad base for which we can work upon in the future.

Bob Russell:	Good. Another one coming in on the wire?

Erin:	Our second question. The last earnings call you mentioned that you did not believe that you would need to raise cash this year. Based on your current plan, is that still the case?

Bob Russell:	Uh, Karen, I’ll ask you to cover that?

Karen Kupferberg:	On the last earnings calls, we did mention that we didn’t think we’d need extra cash. Even though we’ve seen record results in the first quarter and are positive about the remainder of the year, we do now believe the company will need additional cash this year. As such, we are in the process of exploring many different capital alternatives.

Bob Russell:	Thanks, Karen. And, again, we are making good progress on all fronts with that. So, um...we have a whole bunch of other questions. Go ahead, Erin, if you could do this next one?

Erin:	The third question. I noticed that Cardinal Health sent out a press release announcing they’ve selected your products, the Axeda remote monitoring solution and can you tell me more about that?

Bob Russell:	Uh, sure. We’re really pleased to have a company of Cardinal’s stature as a customer. You know, I think, as everybody knows, big companies really go through extensive competitive selection process before they’re choosing their vendors. And, you know, we’re absolutely delighted to be their technology partner for this very important initiative. The press release that went out over the program gives a whole lot of detail. And you can be you know, feel free to give us a call and we’ll have everything up on our web site in the morning that gives you all the detail that you need on that.

Erin:	Great, thank you. Another question that came in. How are things going with EMC and when can we expect to see a public press release from them?

Bob Russell:	Uh, Dale, if you wouldn’t mind taking that?

Dale Calder:	Sure, thanks, Bob. I mean, we’re continuing to work closely with EMC on the integration of Axeda DRM for their remote monitoring infrastructure. The project’s going very well and we’re expecting a very successful program as a result. On the second part of the question, we expect to see EMC announce their selection of Axeda DRM when they launch the program publicly. Obviously they’re not at liberty to discuss the timing of their public launch, but we do expect to see a press release with EMC when that program is announced to the public.

Erin:	Thank you. Another question that came in. There was a press release regarding the RAVISENT shareholder litigation. Can you explain that?

Bob Russell:	Sure. We’re getting back into ancient history. But in 2002, there was a securities class action litigation involving the old RAVISENT Technologies that was among the number of companies that had IPO’d back in the dot-com days. And, to make a long story short...the 2002 securities class action litigation has been completely and totally settled, approved by the judge who’s presiding over the case. And the settlement is completely one hundred percent funded by our insurance and nothing off of our balance sheet. Um, it looks like looks like we’ve got one more and then we’ll wait a second to see if anything else comes through. Thanks. What if you...yeah.

Erin:	The next question. In reviewing the financial numbers, there’s a significant improvement in both revenue and margin in your service business. Can you explain?

Karen Kupferberg:	Yes, you are correct. We have seen a significant improvement in that segment of the business. Q1 service and maintenance revenue was increased to $1.6 million, with costs of $800,000, which compares favorably with the previous year results of $1.2 million, with costs of $1.1 million. In fact, we are seeing combined margins of over fifty percent in this segment of the business and continue to expect robust growth in this area. Cost management, a real focus on capacity have been key factors in lodging this margin improvement.

Bob Russell:	Good. Another one just popped in from David. How are you doing? Go ahead, Erin, read that one?

Erin:	Has there been any progress in the oil and gas and printing markets?

Bob Russell:	I’ll take the first one and give Dale the second one. The oil and gas market continues to make quiet progress; it has not been a real level of priority for us. But we are I think very blessed to have a, you know, world renowned industry expert in Dr. Jim McDonald on our board from The University of Strathclyde that does most of the testing of oil and gas pipes and underwater submersible pumps in their labs. Needless to say, you know, we’re actively looking at that market but nothing that I can really talk about of substance today. Dale, do you want to take the printing market?

Dale Calder:	Sure. I mean, printing has been a focus of the business, you know, for many years now. And we have strong customer strong.

references in that segment—including companies like XeiKon and Kodak Versamark. We are seeing good progress in the printing market, both in industrial printing as well as in what we would consider probably more office-oriented printing. So I do expect that to be a provider of revenues and value to the company over the next few quarters.

Bob Russell:	Good. And checking the inbox here it looks like that’s it. So, again, you know, our IR line is always open. Please feel free to come up for a visit. We really look forward to those days. We’re delighted with the addition of our new customers. And we look forward to talking to you all on our next conference call. And, in the meantime, God Bless and be well. Thanks for your time.

Operator:	This concludes today’s Axeda systems conference call. You may now disconnect.